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                                                                   Exhibit 10.37



                                  July 2, 2002




Mr. Marc Dulude
4 Rowan Field Road
Wayland, MA  01778

Dear Marc:

         The purpose of this letter agreement is to set out the terms of your current service and compensation arrangements with Moldflow Corporation (the "Company"). This letter will replace and supercede your existing Executive Employment Agreement dated February 1, 2000 (the "Employment Agreement"), unless otherwise set forth herein.

1. TITLE AND DUTIES: Effective June 5, 2002, you resigned from your roles as President and Chief Executive Officer. You retained the position of Chairman of the Board as an employee of the Company until June 30, 2002 at which time your employment with the Company terminated. June 30, 2002 constituted your last day of employment for all purposes, including employee benefits and stock option vesting. In accordance with the terms of the Employment Agreement, you will have 3 months from June 30, 2002 to exercise your stock options that were vested on that date. You will retain the position of Chairman of the Board of Directors until otherwise determined by you or the Board of Directors. From June 30, 2002 through the earlier of (i) December 6, 2002 or (ii) the date on which you begin new employment (the "Consulting Term"), in addition to your duties as Chairman of the Board of Directors, you will be available to provide consulting services to the Board of Directors and Roland Thomas in the areas of strategic planning, special projects, and overall transitional issues (the "Services"). The Services will be provided at the discretion of the Board of Directors and Roland Thomas on up to a full time basis throughout the Term. You will inform Roland Thomas when you begin new employment.

2. COMPENSATION: As consideration for the Services, the Company will compensate you as follows during the Consulting Term:

         (a) The Company will pay you consulting fees equal to $20,583.33 per month, such amounts to be paid semi-monthly.

         (b) You may elect to continue the current group medical and dental insurance coverage for up to 18 months following June 30, 2002 provided you or your eligible dependents remain eligible for such coverage under the federal law known as COBRA. If you elect such continuation coverage, the Company would reimburse you for 50% of the medical premiums and 100% of the dental premiums that it pays for active employees with the same coverage.

         (c) You will be reimbursed for normal business expenses in accordance with the Company's expense reimbursement policy.

3. DIRECTOR STATUS: Effective July 1, 2002, you will be considered a non-employee director and entitled to be paid cash compensation payable to non-employee directors and receive stock options in accordance with the Company's 2000 Stock Option and Incentive Plan.


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4.       CONTINUING PROVISIONS OF EMPLOYMENT AGREEMENT: You agree that Sections
         4 , 5 and 15 of the Employment Agreement will continue in full force and effect and that all other provisions of the Employment Agreement are expressly superceded by this letter agreement.

         If you agree with the foregoing provisions, please sign below where indicated.


Very truly yours,


/s/ A. Roland Thomas
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A. Roland Thomas
President and CEO



Acknowledged and Agreed:



/s/ Marc J.L. Dulude
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Marc J.L. Dulude